Exhibit 5.2

February 4, 2026 Oracle Corporation 2300 Oracle Way Austin, Texas 78741	Silicon Valley 855 Main Street Redwood City, CA 94063 T +1 (650) 618-9250 freshfields.us

Ladies and Gentlemen:

We have acted as counsel to Oracle Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offering of $500,000,000 aggregate principal amount of its Floating Rate Notes due 2029, $3,000,000,000 aggregate principal amount of its 4.550% Notes due 2029, $3,500,000,000 aggregate principal amount of its 4.950% Notes due 2031, $3,000,000,000 aggregate principal amount of its 5.350% Notes due 2033, $5,000,000,000 aggregate principal amount of its 5.700% Notes due 2036, $2,250,000,000 aggregate principal amount of its 6.550% Notes due 2046, $5,000,000,000 aggregate principal amount of its 6.700% Notes due 2056 and $2,750,000,000 aggregate principal amount of its 6.850% Notes due 2066 (collectively, the “Notes”) in an underwritten public offering pursuant to an underwriting agreement dated February 2, 2026 (the “Underwriting Agreement”) between the Company and BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., and J.P. Morgan Securities LLC, as representatives of the several underwriters listed in Schedule 1 thereto (the “Underwriters”). The Notes are to be issued pursuant to an Indenture dated as of January 13, 2006 (the “Base Indenture”) by and among the Company (formerly known as Ozark Holding Inc.), Oracle Systems Corporation (formerly known as Oracle Corporation) and Citibank, N.A., as amended by the First Supplemental Indenture dated as of May 9, 2007 (together with the Base Indenture, the “Indenture”) by and among the Company, Citibank, N.A. and The Bank of New York Trust Company, N.A., and an Officers’ Certificate to be issued pursuant thereto on or about February 4, 2026. On June 29, 2007, Citibank, N.A. resigned as the original trustee under the Indenture and the Company appointed The Bank of New York Trust Company, N.A. as successor trustee (the “Trustee”). We have been informed that The Bank of New York Trust Company, N.A., has become The Bank of New York Mellon Trust Company, N.A. The Company filed a registration statement on Form S-3 with the Securities and Exchange Commission on March 15, 2024 pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-277990) (as amended through the date hereof, and together with the documents incorporated by reference therein, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 2, 2026 (together with the Base Prospectus and the documents incorporated by reference therein, the “Prospectus”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine,

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February 4, 2026

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(v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the Notes have been duly authorized by the Company in accordance with the Indenture, and, when executed and authenticated by the Company in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Delaware. In addition, we have assumed that the Indenture and the Notes (collectively, the “Documents”) are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

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We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and further consent to the reference to our name under the caption “Validity of Securities” in the Prospectus, which are part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields US LLP